Exhibit 16.1

July 2, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 (a) of Form 8-K dated July 2, 2015, of MediciNova, Inc. and are in agreement with the statements contained in the second sentence of paragraph 1 and the entirety of paragraphs 2, 3 and 4 of Item 4.01 (a), Changes in Registrant’s Certifying Accountant, on page 2 herein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP